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EXHIBIT 99.1

Universal Compression Holdings, Inc. 4440 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:
David Oatman
Vice President, Investor Relations and Planning
713-335-7460

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 24, 2002

UNIVERSAL COMPRESSION REPORTS
FISCAL 2003 FIRST QUARTER RESULTS

Houston, July 24, 2002—Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported net income for its fiscal 2003 first quarter of $10.4 million, or $0.33 per diluted share, compared to $10.5 million, or $0.37 per diluted share, in the prior year period. Revenues were $151.5 million compared to $140.4 million in the prior year period. EBITDA (net income plus income taxes, interest expense, leasing expense, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses) was $51.8 million in the current period compared to $46.8 million in the prior year period.

As of June 30, 2002, we have reached agreement on new contract terms relating to approximately 70% of our active fleet in Argentina. The favorable impact of these settlements is included in the fiscal 2003 first quarter results, rather than in the fiscal 2003 second quarter as previously anticipated. This favorable impact included EBITDA of $2.5 million and net income of $0.05 per diluted share, related to the fiscal 2003 first quarter, and EBITDA of $2.1 million and net income of $0.04 per diluted share, related to the fiscal 2002 fourth quarter. We expect to reach agreements regarding substantially all of the remaining contracts in Argentina in the September quarter.

"In the current quarter we continued our efforts to maximize operating efficiencies in an environment of reduced energy service industry activity. Our contract compression fleet utilization remained in the 84% area throughout the quarter as expected," said Stephen A. Snider, Universal's President and Chief Executive Officer. "We achieved gross margin improvements in our contract compression and aftermarket services segments as we implemented operational and system enhancements. We are working to maximize the utilization of our existing contract compression fleet, and accordingly, reduced our rate of investment in new units. Our cash position increased significantly as a result of continuing strong cash flows from operations and reduced capital expenditure levels."

First Quarter Highlights

  •
  At the end of the current quarter, total contract compression horsepower increased to 2,254,000, up 17,000 compared to the prior quarter and up 241,000 compared to the prior year. International contract compression horsepower increased to 356,000, up 11,000 compared to the prior quarter and 27,000 compared to the prior year.

  •
  Average fleet horsepower utilization for the current quarter was 84%, compared to 87% in the prior quarter and 89% a year ago.

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  •
  In contract compression, domestic gross margins were 65% compared to 64% in the prior quarter and 63% in the prior year, while international gross margins were 81% compared to 77% in the prior quarter and 69% in the prior year.

  •
  In our fabrication segment, revenues were $35.5 million compared to $66.9 million in the prior quarter and $32.2 million in the prior year; gross margins were 9% compared to 11% in the prior quarter and 13% in the prior year. Fabrication backlog was $96 million, up from $80 million at the end of the prior quarter and $47 million at the end of the fiscal 2002 first quarter.

  •
  Aftermarket services gross margins were 24% compared to 22% in each of the prior quarter and prior year periods.

Outlook

"Industry activity levels are relatively flat in North America, where we believe the general market upturn will be later in the fiscal year than previously anticipated," added Snider. "We are returning to more normal business conditions in Argentina with the recent contract agreements, and our fledgling Asia Pacific operation shows promise with significant fabrication orders from a major customer in China."

Conference Call

Universal will host a conference call on Thursday, July 25, 2002 at 10:00 am Central Time, 11:00 am Eastern Time to discuss the quarter's results and other corporate matters. The conference call will be broadcast over the Internet to provide interested persons the opportunity to listen to it live. The call will also be archived for one week to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click "Company Overview" in the "Company Information" section) or http://www.firstcallevents.com/service/ajwz363089280gf12.html at least 15 minutes prior to the start of the call. A replay of the call will remain available at the Web sites www.universalcompression.com and http://www.prnewswire.com through August 1, 2002.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are integration of acquisitions, the demand for Universal's products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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UNIVERSAL COMPRESSION HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2002	March 31, 2002	June 30, 2001
Revenues:
Contract compression	$82,770	$80,653	$75,950
Fabrication	35,475	66,942	32,234
Aftermarket services	33,219	40,346	32,177

Total revenue	151,464	187,941	140,361
Costs and expenses:
Cost of sales—contract compression	26,194	27,551	27,565
Cost of sales—fabrication	32,349	59,397	28,038
Cost of sales—aftermarket services	25,203	31,552	25,237
Depreciation and amortization	14,050	13,275	11,380
Selling, general and administrative	16,245	16,267	12,676
Operating lease	15,345	15,047	12,593
Interest expense	5,711	5,555	5,532
Other	(461)	(331)	47

Total costs and expenses	134,636	168,313	123,068

Income before income taxes	16,828	19,628	17,293
Income taxes	6,477	7,309	6,748

Net income	$10,351	$12,319	$10,545

Weighted average common and common equivalent shares outstanding:
Basic	30,619	30,590	28,481

Diluted	30,940	30,823	28,811

Earnings per share:
Basic	$0.34	$0.40	$0.37

Diluted	$0.33	$0.40	$0.37

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UNIVERSAL COMPRESSION HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL INFORMATION
(In thousands)

	Three Months Ended
	June 30, 2002	March 31, 2002	June 30, 2001
Revenues:
Domestic contract compression	$65,491	$67,336	$61,919
International contract compression	17,279	13,317	14,031
Fabrication	35,475	66,942	32,234
Aftermarket services	33,219	40,346	32,177

Total	$151,464	$187,941	$140,361
Gross Profit:
Domestic contract compression	$42,531	$42,797	$38,749
International contract compression	14,045	10,304	9,636
Fabrication	3,126	7,545	4,196
Aftermarket services	8,016	8,794	6,940

Total	$67,718	$69,440	$59,521
Selling, General and Administrative	$16,245	$16,267	$12,676
% of Revenue	11%	9%	9%
EBITDA, as adjusted*	$51,839	$53,567	$46,798
% of Revenue	34%	29%	33%
Profit Margin:
Domestic contract compression	65%	64%	63%
International contract compression	81%	77%	69%
Fabrication	9%	11%	13%
Aftermarket services	24%	22%	22%
Total	45%	37%	42%

*
EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses.

	June 30, 2002	March 31, 2002	June 30, 2001
Debt	$232,198	$226,762	$224,532
Operating Leases	$708,500	$708,500	$567,500
Shareholders' Equity	$703,220	$700,344	$664,337

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QuickLinks

EXHIBIT 99.1
  FOR IMMEDIATE RELEASE WEDNESDAY, JULY 24, 2002
  First Quarter Highlights
  Outlook
  Conference Call
UNIVERSAL COMPRESSION HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
UNIVERSAL COMPRESSION HOLDINGS, INC. UNAUDITED SUPPLEMENTAL INFORMATION (In thousands)